Exhibit 99.1

PRESS RELEASE

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Corporate Communications HealthStream, Inc. (615) 301-3237 mollie.condra@healthstream.com

HealthStream Completes $40 Million Private Placement of
Its Common Stock

NASHVILLE, Tenn., Sept. 15, 2026 – HealthStream, Inc. (Nasdaq: HSTM) (the “Company”), a leading healthcare technology platform company for clinical workforce solutions, today announced the completion of a private placement transaction through which WJRJJ Ventures, LLC (“WJRJJ”) acquired a total of 1.5 million shares of the Company’s common stock. In this transaction, the Company issued 1,355,932 shares of common stock to WJRJJ for approximately $40 million in cash at a purchase price of $29.50 per share.

Additionally, WJRJJ acquired 144,068 shares of existing HealthStream common stock in this transaction directly from Robert A. Frist, Jr., the Company’s Chief Executive Officer, for approximately $4.25 million in cash, also for a purchase price of $29.50 per share. Mr. Frist remains the Company’s largest shareholder and beneficially owns approximately 16.4% of the Company’s issued and outstanding common stock.

Use of proceeds. HealthStream intends to use the net proceeds it received from this transaction for general corporate purposes, including continued investment in its solutions, working capital, potential acquisitions, and other strategic initiatives.

Investor background. WJRJJ is owned by Willis Johnson, a Nashville-area entrepreneur who founded and serves as Chairman of Copart, Inc. (Nasdaq: CPRT), a multi-billion-dollar online vehicle salvage and auction company. In addition to his role at Copart, Mr. Johnson was the initial investor in Empath Nursing, Inc. (“Empath”), which was founded by its Chief Executive Officer, Dr. Peter Lindquist, DNP, in August 2025. Empath provides clinical workforce development and clinical operations solutions to healthcare provider organizations. Recognizing the complementary nature of Empath’s mission and its potential for growth, HealthStream made a minority investment in Empath in January 2026 and currently holds an approximately five percent ownership interest in Empath. HealthStream and Empath also have a business agreement under which they share in the economic benefits generated from Empath’s use of HealthStream’s hStream® technology platform and related solutions to help find, assess, develop, engage, and retain the nurses Empath offers in connection with its staffing and operational services. Through his work with Empath, Mr. Johnson became familiar with HealthStream and, recognizing the growth potential he sees in the Company, expressed a desire to acquire shares of HealthStream.

“We are pleased to welcome Mr. Johnson as a significant shareholder of HealthStream,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “This investment reflects confidence in our team, our strategy, and the opportunity ahead of us as a business, and it further strengthens our position to continue investing in our long-term priorities.”

“I am drawn to founder-led companies where the person who built the business remains deeply invested in where it is headed next,” said Mr. Johnson. “I came to know Bobby Frist and the HealthStream team through my work with Empath, and the more I learned about HealthStream’s technology and the role it plays in Empath’s growth, the more confident I became in the Company’s long-term potential. I am excited to invest in and support HealthStream’s work going forward.”

PRESS RELEASE

Transaction terms. The issuance of shares to WJRJJ was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was offered and sold in reliance on exemptions from registration, including under Section 4(a)(2) of the Securities Act. In connection with the transaction, HealthStream has also entered into a registration rights agreement providing registration rights to WJRJJ covering the resale of the shares purchased from the Company and from Mr. Frist. The transaction closed on September 14, 2026.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered clinical workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been provided in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthStream cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements, including as the result of risks referenced in HealthStream’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026, and in HealthStream’s other filings with the Securities and Exchange Commission from time to time. HealthStream undertakes no obligation to update or revise any such forward-looking statements.

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